Exhibit 99.2

Fourth-Quarter 2013 Results—Supplemental Information

1)	What were multiclient sales in the fourth quarter of 2013?

Multiclient sales, including transfer fees, were $283 million in the fourth quarter of 2013.

2)	What was the WesternGeco backlog at the end of the fourth quarter of 2013?

WesternGeco backlog, which is based on signed contracts with customers, was $940 million at the end of the fourth quarter of 2013.

3)	What were the Schlumberger pretax and after-tax returns-on-sales from continuing operations for the fourth quarter of 2013, excluding charges and credits?

The Schlumberger pretax return on sales from continuing operations, excluding charges and credits, was 19.5% for the fourth quarter of 2013 and 19.2% for the third quarter of 2013.

The Schlumberger after-tax return on sales from continuing operations, excluding charges and credits, was 15.0% for the fourth quarter of 2013 versus 14.8% for the third quarter of 2013.

4)	What was the Schlumberger Net Debt† at the end of the fourth quarter of 2013?

Net debt was $4.44 billion at December 31, 2013—a $1.17 billion decrease as compared to the end of the previous quarter.

Liquidity during the quarter was provided by the improvement in working capital of $1.16 billion. Liquidity was used primarily for capital expenditures of $1.19 billion and stock buy-back of $1.07 billion.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the fourth quarter of 2013?

“Interest and other income, net” for the fourth quarter of 2013 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$48
Interest Income	11

$59

6)	How did interest income and interest expense change during the fourth quarter of 2013?

Interest income of $11 million increased $2 million sequentially. Interest expense of $97 million decreased $1 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the 2010 Smith acquisition.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2013?

The ETR for the fourth quarter of 2013 was 22.3% and 22.7% in the prior quarter. The ETR in both quarters excluded charges and credits.

9)	What is the capex guidance for the full year 2014?

Schlumberger capex is expected to be $3.8 billion for 2014. Capex in 2013 was $3.9 billion.

Non-GAAP Financial Measures

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)
	Fourth Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$2,170	$487	$19	$1,664	$1.26
Provision for accounts receivable(1)	152	30	—	122	0.09

Schlumberger income from continuing operations, excluding charges & credits	$2,322	$517	$19	$1,786	$1.35

	Fourth Quarter 2013
	GAAP	Excluding Charges
Pretax return on sales	18.2%	19.5%
After-tax return on sales	14.0%	15.0%
Effective tax rate	22.4%	22.3%

There were no charges or credits in the Third Quarter 2013.

(1)	Relates to a client in Brazil that filed for bankruptcy.

Components of Net Debt	Dec. 31, 2013	Sept. 30, 2013
Cash and short-term investments	$8,370	$6,435
Fixed income investments, held to maturity	363	363
Short-term borrowings and current portion of long-term debt	(2,783)	(2,498)
Long-term debt	(10,393)	(9,916)

	$(4,443)	$(5,616)

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This document, the fourth-quarter and full-year 2013 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our fourth-quarter and full year 2013 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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